UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G


Under the Securities Exchange Act of 1934


Digital Domain Media Group, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
25386U104
(CUSIP Number)
November 18, 2011
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------

1
NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

ComVest Capital II, LP
27-1530882


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) [_]
(b) [X]


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH:


5
SOLE VOTING POWER

0



6
SHARED VOTING POWER

3,193,864



7
SOLE DISPOSITIVE POWER

0



8
SHARED DISPOSITIVE POWER

3,193,864


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,193,864


10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions) [_]


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.48% of Common Stock


12
TYPE OF REPORTING PERSON (See Instructions)

PN








-------------------------------

1
NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

ComVest Capital II Partners, L.P.
80-0448182


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) [_]
(b) [X]


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH:


5
SOLE VOTING POWER

0



6
SHARED VOTING POWER

3,193,864



7
SOLE DISPOSITIVE POWER

0



8
SHARED DISPOSITIVE POWER

3,193,864


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,193,864


10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions) [_]


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.48% of Common Stock


12
TYPE OF REPORTING PERSON (See Instructions)

PN







---------------------------------------


1
NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

ComVest Capital II Partners UGP, LLC
80-0448175


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) [_]
(b) [X]


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH:


5
SOLE VOTING POWER

0



6
SHARED VOTING POWER

3,193,864



7
SOLE DISPOSITIVE POWER

0



8
SHARED DISPOSITIVE POWER

3,193,864


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,193,864


10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions) [_]


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.48% of Common Stock


12
TYPE OF REPORTING PERSON (See Instructions)

OO

----------------------------------------



1
NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

ComVest Group Holdings, LLC
01-0622406


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) [_]
(b) [X]


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH:


5
SOLE VOTING POWER

0



6
SHARED VOTING POWER

3,193,864



7
SOLE DISPOSITIVE POWER

0



8
SHARED DISPOSITIVE POWER

3,193,864


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,193,864


10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions) [_]


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.48% of Common Stock


12
TYPE OF REPORTING PERSON (See Instructions)

OO










Item 1(a). Name of Issuer:
Digital Domain Media Group, Inc., a Florida corporation (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices:
8881 South US Highway 1, Port St. Lucie, Florida 34952.

Item 2(a). Name of Filing Persons:
ComVest Capital II, LP ("ComVest")
ComVest Capital II Partners, L.P. ("Partners")
ComVest Capital II Partners UGP, LLC ("UGP")
ComVest Group Holdings, LLC ("Holdings")

Item 2(b). Address of Principal Business Office or, if none, Residence:
The address of the principal business office of the Reporting Persons is 525 Okeechobee Blvd., Suite 1050, West Palm Beach, Florida 33401.

Item 2(c). Citizenship:

         ComVest and Partners are Delaware limited partnerships.
         UGP and Holdings are Delaware limited liability companies.

Item 2(d). Title of Class of Securities:
Common Stock

Item 2(e). CUSIP Number:
25386U104


Item 3.
If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:


(a)
[_] Broker or dealer registered under Section 15 of the Act.


(b)
[_] Bank as defined in section 3(a)(6) of the Act.


(c)
[_] Insurance company as defined in section 3(a)(19) of the Act.


(d)
[_] Investment company registered under section 8 of the Investment
 Company Act of 1940.


(e)
[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).


(f)
[_] An employee benefit plan or endowment fund in accordance with Rule
 13d-1(b)(1)(ii)(F).


(g)
[_] A parent holding company or control person in accordance with Rule
 13d-1(b)(1)(ii)(G).


(h)
[_] A savings association as defined in Section 3(b) of the Federal
 Deposit Insurance Act (12 U.S.C. 1813).


(i)
[_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.


(j)
[_] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ___


Item 4. Ownership:
ComVest is the owner of both a warrant in the Issuer, as well as a promissory note that is convertible into the Issuer's common stock at the election of ComVest or under certain other circumstances.

ComVest, Partners, UGP and Holdings (collectively, the "Reporting Persons") are a group solely for the purposes of the filing of this statement. Partners is the general partner of ComVest. UGP is the general partner of Partners. Holdings is the sole member of UGP.

The Reporting Persons have beneficial ownership of Issuer in the following amount:

(a) Amount beneficially owned: 3,193,864
(b) Percent of class: 7.48%
(c) Number of shares as to which such Reporting Persons have:
       (i) Sole power to vote or direct the vote: 0
       (ii) Shared power to vote or direct the vote: 3,193,864
       (iii) Sole power to dispose or direct the disposition: 0
       (iv) Shared power to dispose or direct the disposition: 3,193,864

Item 5. Ownership of Five Percent or Less of a Class:
         If this statement is being filed to report the fact that as of the
	 date hereof the Reporting Person has ceased to be the beneficial owner
	 of more than 5 percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person:
         Not applicable.


Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security
	Being Reported on by the Parent Holding Company or Control Person:

        Not applicable.

Item 8. Identification and Classification of Members of the Group:
         Not applicable.

Item 9. Notice of Dissolution of Group:
         Not applicable.

Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2012

	COMVEST CAPITAL II, LP

	By: ComVest Capital II Partners L.P., its general partner

	By: /s/ Cecilio Rodriguez
	    ---------------------
	    Cecilio Rodriguez, Chief Financial Officer


	COMVEST CAPITAL II PARTNERS L.P.

	By: ComVest Capital II Partners UGP, LLC, its general partner

	By: /s/ Cecilio Rodriguez
	    ---------------------
	    Cecilio Rodriguez, Chief Financial Officer


	COMVEST CAPITAL II PARTNERS UGP, LLC

	By: /s/ Cecilio Rodriguez
	    ---------------------
	    Cecilio Rodriguez, Chief Financial Officer


	COMVEST GROUP HOLDINGS, LLC

	By: /s/ Cecilio Rodriguez
	    ---------------------
	    Cecilio Rodriguez, Chief Financial Officer